Exhibit (a)(5)(xiii)

FOR IMMEDIATE RELEASE

ICAHN EXTENDS TENDER OFFER FOR LIONS GATE COMMON SHARES

New York, New York, May 10, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase up to all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.00 per share in cash has been extended and will now expire at 8:00 p.m., New York City time, on May 21, 2010, unless extended or withdrawn. All other terms and conditions of the tender offer remain unchanged.

Mr. Icahn also announced that the British Columbia Court of Appeal on Friday dismissed Lions Gate’s appeal of the “cease trade order” issued by the British Columbia Securities Commission (BCSC) with respect to the Poison Pill adopted by Lions Gate’s board of directors. Mr. Icahn reacted to the decision by commenting: “We applaud the Court’s decision affirming the removal of the Poison Pill. I am gratified to see that the Court and the BCSC agreed with our view that Lions Gate shareholders should have the right to decide for themselves whether to sell their shares in our tender offer. We commend the Court for its thoughtful consideration and resolution of this important issue.”

Mr. Icahn further stated: “Both RiskMetrics Group and Proxy Governance, two leading independent proxy advisory firms, said that the Poison Pill did NOT warrant shareholder approval, and Proxy Governance eloquently described it as a ‘growing specter of board entrenchment.’ The British Columbia Securities Commission issued a “cease trading order” invalidating it, and then the British Columbia Court of Appeal affirmed the Commission’s decision rendering this Poison Pill null and void. From a corporate governance point of view, continuing to waste the shareholders’ money on this matter makes no sense to me. Over the years, I have seen many flagrant wastes of shareholders’ money, but this one wins the ‘Oscar’.”

While it is our firm belief that this vote has now been rendered totally meaningless, we nevertheless urge all shareholders to send a message to Lions Gate by voting AGAINST the Poison Pill. If you have already voted for the Poison Pill, you still have time to change your vote. If you have any questions regarding the voting process, please call D.F. King, the information agent for our tender offer, at 1-800-290-6427.

As of noon, New York City time, today, a total of approximately 7,446,609 common shares of Lions Gate were validly tendered and not withdrawn. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase dated March 1, 2010, as amended by the Notice of Variation and Extension dated March 19, 2010, the Notice of Variation and Change in Information dated April 16, 2010, the Notice of Extension and Change in Information dated April 30, 2010 and the Notice of Extension and Change in Information dated May 10, 2010.

Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED BY THE NOTICE OF VARIATION AND EXTENSION DATED MARCH 19, 2010, THE NOTICE OF VARIATION AND CHANGE IN INFORMATION DATED APRIL 16, 2010, THE NOTICE OF EXTENSION AND CHANGE IN INFORMATION DATED APRIL 30, 2010 AND THE NOTICE OF EXTENSION AND CHANGE IN INFORMATION DATED MAY 10, 2010, THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE, THE NOTICE OF VARIATION AND EXTENSION, THE NOTICE OF VARIATION AND CHANGE IN INFORMATION AND THE NOTICES OF EXTENSION AND CHANGE IN INFORMATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE NOTICE OF VARIATION AND EXTENSION, THE NOTICE OF VARIATION AND CHANGE IN INFORMATION, THE NOTICES OF EXTENSION AND CHANGE IN INFORMATION AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

ON APRIL 20, 2010, CARL C. ICAHN AND HIS AFFILIATES FILED A DEFINITIVE PROXY STATEMENT WITH THE SEC RELATED TO THE SOLICITATION OF VOTES AGAINST THE POISON PILL RESOLUTION FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) AT ITS SPECIAL MEETING OF SHAREHOLDERS SCHEDULED FOR MAY 12, 2010. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF VOTES AGAINST THE POISON PILL RESOLUTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS THEREIN. THE DEFINITIVE PROXY STATEMENT WAS MAILED TO SHAREHOLDERS OF LIONS GATE AND IS AVAILABLE AT NO CHARGE AT WWW.DFKING.COM/LIONSGATE, AT THE SEC’S WEB SITE AT WWW.SEC.GOV, AND ON SEDAR AT WWW.SEDAR.COM, OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT 1-800-290-6427.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.